Exhibit 10(k)(4)

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of September 30, 2001 (the “Agreement”), by and among ON Marine Services Company (formerly known as Oglebay Norton Company), a Delaware corporation (“ONMS”), Oglebay Norton Marine Services Company, L.L.C., a Delaware limited liability company (“LLC”, and together with ONMS, collectively, “Borrower”), and National City Bank, a national banking association (“Bank”).

WITNESSETH THAT:

WHEREAS, Bank and ONMS entered into a Credit Agreement, dated as of July 14, 1997, as amended by a First Amendment to Credit Agreement dated January 15, 1999, pursuant to which LLC became a borrower, a Second Amendment to Credit Agreement dated July 15, 1999 and a Third Amendment to Credit Agreement dated July 12, 2000 (together with all Exhibits and Schedules thereto, the “Credit Agreement”), under which Bank, subject to certain conditions, agreed to make a term loan to Borrower in the original principal amount of $17,000,000 in accordance with the terms thereof; and

WHEREAS, the parties desire to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Effect of Amendment; Definitions.

The Credit Agreement shall be and hereby is amended as provided in Section 2 hereof. Except as expressly amended in Section 2 hereof, the Credit Agreement shall continue in full force and effect in accordance with its provisions on the date hereof. As used in the Credit Agreement, the terms “Credit Agreement”, “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof”, and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement as amended and modified by this Agreement.

2. Amendments.

(A) Subsection 2.01 of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

“2.01 SUBJECT NOTE – Borrower shall evidence the Subject Loan by executing and delivering to Bank Borrower’s note

(a) payable in twelve (12) semi-annual installments of principal commencing on January 15, 2002, and continuing each January 15 and July 15 thereafter in accordance with the amortization schedule attached hereto as Exhibit C;

(b) for the initial Interest Period commencing on the Fourth Amendment Effective Date and ending on January 14, 2002, bearing interest of 7.82% per annum;

(c) after the initial Interest Period, bearing interest as provided in subsections 2.03 and 2.04 in respect of the Prime Rate Loans and Eurodollar Loan, as the case may be; and

(d) being in the form and substance of Exhibit B to this Agreement.”

(B) Section 2 of the Credit Agreement shall be amended by inserting the following at the end thereof:

“2.03 INTEREST PERIOD DETERMINATION —(a) Subject to the other provisions of this Agreement, there shall be only one Interest Period applicable at any time that the Subject Loan shall be a Eurodollar Loan.

(b) The duration of the initial Interest Period shall commence on the Fourth Amendment Effective Date and shall end on January 14, 2002. The duration of each Interest Period subsequent to the initial Interest Period shall be three months.

(c) Each Interest Period is subject to the following:

(i)	no Interest Period shall be effective which ends after Maturity;

(ii)	each succeeding Interest Period shall commence on the day next succeeding the last day of the previous Interest Period;

(iii)	if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Banking Day of such calendar month; and

(iv)	if any Interest Period would otherwise expire on a day which is not a Banking Day, such Interest Period shall expire on the next succeeding Banking Day, provided that if any Interest Period would otherwise expire on a day which is not a Banking Day but is a day of the month after which no further Banking Day occurs in such month, such Interest Period shall expire on the next preceding Banking Day.

(d) Subject to subsection 2.05 and so long as no Default Under The Agreement or an Event of Default is then in existence, the Subject Loan shall be continued on the last day of each Interest Period as a Eurodollar Loan. If an Event of Default or a Default Under The Agreement exists on the last day of an Interest Period, the Subject Loan shall be a Prime Rate Loan until the next succeeding January 15, April 15, July 15 or October 15 on which no Event of Default or Default Under The Agreement exists, so long as ONMS gives written notice to Bank that no Event of Default or Default Under The Agreement exists and of Borrower’s desire to have the Subject Loan bear interest at the Eurodollar Rate subject to subsection 2.05 (“Eurodollar Restatement Notice”). Upon the commencement of each Interest Period, Borrower shall be deemed to have represented and warranted to Bank that no Event of Default or Default Under The Agreement exists.

2.04. INTEREST — (a) Interest Rate for Prime Rate Loans — During such periods as the Subject Loan is a Prime Rate Loan, the unpaid principal amount thereof shall bear interest at a fluctuating rate per annum which shall at all times be equal to the Prime Rate in effect from time to time plus the Applicable Margin in effect from time to time.

(b) Interest Rate for Eurodollar Loan — During such periods as the Subject Loan is a Eurodollar Loan, the unpaid principal amount thereof shall bear interest at a rate per annum which shall at all times during any Interest Period applicable thereto be the relevant Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time.

(c) Default Interest — Notwithstanding the above provisions, if a Default Under This Agreement or an Event of Default is in existence, all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of the Subject Loan shall bear interest, payable on demand, at a fluctuating rate per annum equal to 2% per annum above the interest rate which is or would be applicable from time to time pursuant to subsection 2.04(a) to Prime Rate Loans in effect from time to time.

(d) Computations of Interest — All computations of interest hereunder shall be made in accordance with subsection 8.10.

(e) Information as to Interest Rates — Bank upon determining the interest rate shall promptly notify ONMS. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties thereto.

(f) Accrual and Payment of Interest — Interest on the Subject Loan shall accrue from and including the date of any borrowing and shall be payable on Maturity, on any repayment, prepayment or conversion (on the amount repaid, prepaid or converted) and, after Maturity, on demand, and in the case of any Subject Loan, semi-annually on January 15 and July 15 of each year (or, if such day is not a Banking Day, the next succeeding Banking Day).

(g) Interest Margins — As used herein, the term “Applicable Margin” shall mean the particular rate per annum determined by Bank in accordance with the Pricing Grid Table which appears below, based upon the results of the computation of the Leverage Ratio (as defined in Exhibit A) of Guarantor and such Pricing Grid Table, and the following provisions:

(i)	Commencing with the fiscal quarter of Guarantor ended on or nearest to September 30, 2001, and continuing with each fiscal quarter thereafter, Bank will determine the Applicable Margin in accordance with the Pricing Grid Table for the Interest Period commencing January 15, 2002 and each Interest Period thereafter, based on the consolidated Leverage Ratio of Guarantor for the most recently completed four (4) fiscal quarters, and identified in such Pricing Grid Table. Changes in the Applicable Margin based upon changes in such ratio shall become effective on the first day of the month following the receipt by Bank pursuant to subsection 3A.01, as applicable, of the consolidated financial statements of Guarantor.

(ii)	Notwithstanding the above provisions, during any period when (A) Guarantor has failed to timely deliver its financial statements referred to in subsection 3A.01, (B) a Default Under This Agreement has occurred and is continuing, or (C) an Event of Default has occurred and is continuing, the Applicable Margin shall be the highest rate per annum indicated in the Pricing Grid Table, regardless of Guarantor’s Leverage Ratio at such time.

(iii)	Any changes in the Applicable Margin shall be determined by Bank in accordance with the above provisions, and Bank will promptly provide notice of such determinations to ONMS. Any such determination by Bank pursuant to this subsection 2.04 shall be conclusive and binding absent manifest error.

PRICING GRID TABLE

(expressed in basis points)

Leverage Ratio	Applicable Margin Eurodollar Loan	Applicable Margin for Prime Rate Loan
Greater than or equal to 4.00 to 1.00	300	25

Greater than or equal to 3.00 to 1.00 and less than 4.00 to 1.00	225	-0-

Greater than or equal to 2.00 to 1.00 and less than 3.00 to 1.00	200	-0-

Less than 2.00 to 1.00	150	-0-

2.05 INCREASED COSTS, ILLEGALITY, ETC. — (a) In the event that Bank shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)	on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the date hereof affecting the applicable interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)	at any time, that Bank shall incur increased costs or reductions in the amounts received or receivable hereunder in an amount which Bank reasonably deems material with respect to any Eurodollar Loan (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves includable in the Eurodollar Rate pursuant to the definition thereof) and/or (y) other circumstances adversely affecting the interbank Eurodollar market or the position of Bank in such market; or

(iii)	at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by Bank in good faith with any change since the date hereof in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which Bank customarily complies or has become impracticable as a result of a contingency occurring after the date hereof which materially adversely affects the interbank Eurodollar market;

then, and in any such event, Bank shall (x) on or promptly following such date or time and (y) promptly after the date on which such event no longer exists give notice (by telephone confirmed in writing) to ONMS of such determination. Thereafter (x) in the case of clause (i) above, Eurodollar Loan shall no longer be available until such time as Bank notifies ONMS that the circumstances giving rise to such notice by Bank no longer exist, and any existing Eurodollar Loan shall be automatically converted to a Prime Rate Loan, (y) in the case of clause (ii) above, Borrower shall pay to Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Bank shall determine) as shall be required to compensate Bank, for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to Bank, showing the basis for the calculation thereof submitted to ONMS by Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Eurodollar Loan shall be converted to a Prime Rate Loan as promptly as possible and, in any event, within the time period required by law.

(b) If Bank shall have determined that after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by Bank or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the date hereof, has or would have the effect of reducing by an amount reasonably deemed by Bank to be material the rate of return on Bank’s or its parent corporation’s capital or assets as a consequence of Bank’s commitments or obligations hereunder to a level below that which Bank or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration Bank’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within five days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank or its parent corporation for such reduction. Bank, upon determining in good faith that any additional amounts will be payable pursuant to this subsection 2.05(b), will give prompt written notice thereof to ONMS, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish each Borrower’s obligations to pay additional amounts pursuant to this subsection 2.05(b) upon the subsequent receipt of such notice.

2.06 BREAKAGE COMPENSATION — Borrower shall compensate Bank, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the method of calculating such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by Bank to fund its Eurodollar Loan) which Bank may sustain: (i) if for any reason (other than a default by Bank), borrowing of a Eurodollar Loan does not occur on a date specified therefor in a Eurodollar Restatement Notice under subsection 2.03(d) or does not occur because of the existence of an Event of Default or Default Under The Agreement upon the commencement of an Interest Period, (ii) if any repayment, prepayment, conversion or continuation of any of its Eurodollar Loan occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loan is not made on any date specified in a notice of prepayment given by a Borrower; or (iv) as a consequence of (x) any other default by a Borrower to repay its Eurodollar Loan when required by the terms of this Agreement or (y) an election made pursuant to subsection 2.05. Such loss, cost, expense and liability to Bank shall be deemed to include an amount determined by Bank to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such loan had such event not occurred, at the interest rate that would have been applicable to such loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to effect a conversion or continuation, for the period that would have been the Interest Period for such loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Bank would bid were it to bid, at the commencement of such period. A certificate of Bank setting forth any amount or amounts that Bank is entitled to receive pursuant to this section shall be delivered to ONMS and shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such request within ten days after receipt thereof.”

(C) Subsection 3A of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

“3A. INFORMATION — Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will cause Guarantor to deliver each of the following:

3A.01 FINANCIAL STATEMENTS — Borrower will cause Guarantor to furnish to Bank:

(a) within forty-five (45) days after the end of each of the first three quarter-annual periods of each of Guarantor’s fiscal years, Guarantor’s balance sheet as at the end of the period and its statements of cash flow and income for Guarantor’s current fiscal year to date, all prepared (but unaudited) on a comparative basis with the prior year, in accordance with GAAP (EXCEPT as disclosed therein) and in form and detail satisfactory to Bank;

(b) as soon as available (and in any event within ninety (90) days after the end of each of Guarantor’s fiscal years), a complete copy of an annual audit report (including, without limitation, all financial statements therein and notes thereto) of Guarantor for that year which shall be:

(1)	prepared on a comparative basis with the prior year, in accordance with GAAP (EXCEPT as disclosed therein) and in form and detail satisfactory to Bank,

(2)	certified (without qualification as to GAAP) by independent public accountants selected by Guarantor and satisfactory to Bank, and

(3)	either (A) a written statement of the accountants that in making the examination necessary for their report or opinion they obtained no knowledge of the occurrence of any Default Under This Agreement or (B) if they know of any, their written disclosure of its nature and status, PROVIDED, that the accountants shall not be liable directly or indirectly to anyone for any failure to obtain knowledge of any Default Under This Agreement;

(c) concurrently with the delivery of any financial statement to Bank pursuant to clause (a) or (b), a certificate by Guarantor’s chief financial officer or its treasurer:

(1)	certifying that to the best of the officer’s knowledge and belief, (A) those financial statements fairly present in all Material respects Guarantor’s financial condition and the results of its operations in accordance with GAAP subject, in the case of interim financial statements, to routine year-end audit adjustments and (B) no Default Under This Agreement then exists or if any does, a brief description of the default and Guarantor’s intentions in respect thereof, and

(2)	setting forth calculations indicating whether or not Guarantor is in compliance with the general financial standards of section 3B;

(d) promptly when filed (in final form) or sent, a copy of

(1)	each registration statement, Form 10-K annual report, Form 10-Q quarterly report, Form 8-K current report or similar document filed by Guarantor with the Securities and Exchange Commission (or any similar federal agency having regulatory jurisdiction over Guarantor’s securities) and

(2)	each proxy statement, annual report, certificate, notice or other document sent by Guarantor to the holders of any of its securities (or any trustee under any indenture which secures any of its securities or pursuant to which such securities are issued) and

(e) (i) within ninety (90) days after the end of each fiscal year of Guarantor, annual pro forma projections of Guarantor and its Subsidiaries for the then current fiscal year, to be in form acceptable to Bank, and (ii) together with the delivery of the quarterly financial statements for the third quarter of each fiscal year, annual projections for the next two (2) succeeding fiscal years, to be in form acceptable to Bank;

(f) within forty-five (45) days after the end of each fiscal quarter of Guarantor, financial forecasts of Guarantor and its Subsidiaries for the next fiscal quarter; and

(g) forthwith upon Bank’s written request, such other information in writing about Guarantor’s, Borrower’s and their respective Subsidiaries’ financial condition, properties and operations and about Pension Plans, if any, as Bank may from time to time reasonably request.”

(D) Subsection 3B of the Credit Agreement is hereby amended by deleting the same and substituting in lieu thereof the following:

“3B. GENERAL FINANCIAL STANDARDS – Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will cause Guarantor to observe each of the following:

(a) the financial covenants contained in sections 5.7(a) through 5.7(f) of the Credit Agreement between Guarantor and KeyBank National Association dated May 15,1998, as amended (the “KeyBank Credit Agreement”), as such financial covenants exist on September 30, 2001, and copy of such financial covenants and the definitions of the terms defined therein are attached hereto as Exhibit A; and

(b) Guarantor and its Subsidiaries shall not invest in Consolidated Capital Expenditures more than an aggregate amount equal to Thirty-five Million Dollars ($35,000,000) during each fiscal year of Guarantor.”

(E) Subsection 3C.07 of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

“3C.07 PROPERTIES – Each Borrower will ensure that its properties and equipment used or useful in their business are kept in good repair, working order and condition, normal wear and tear excepted and in accordance with manufacturer’s recommended procedures, if applicable. Each Borrower will, at its own costs, provide continuous and ongoing maintenance to its properties and equipment and will comply with all Seaworthiness Directives and Bulletins.

“3C.08 SWAP AGREEMENTS - On or prior to December 7, 2001, Borrower shall have entered into an interest rate swap agreement in the amount of the Subject Loans with a financial institution on terms reasonably acceptable to Bank in all respects.”

(F) Subsection 3D.01.2 of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

“3D.01.2 – ACQUISITIONS. Without the prior written consent of Bank, no Borrower or Subsidiary shall effect an Acquisition; provided, that, so long as no Default Under This Agreement or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) Borrower or any Subsidiary may effect an Acquisition so long as:

(i)	Borrower or Subsidiary is the surviving entity of the Acquisition (in the case of a merger, consolidation or other combination) or the person to be acquired becomes a Subsidiary promptly after such Acquisition (in the case of the acquisition of the stock (or other equity interest) of a Person);

(ii)	Borrower and Guarantor are in full compliance with this Agreement and the Guaranty, respectively, both prior to and subsequent to the transaction;

(iii)	Borrower provides to Bank, at least ten (10) days prior to the consummation of such Acquisition, (A) written notice of such Acquisition, (B) historical financial statements of such Person, (C) a pro forma financial statement of the companies, and (D) a certificate of a Financial Officer of Guarantor showing pro forma compliance with Section 3B hereof, both before and after the proposed Acquisition; and

(iv)	the aggregate consideration paid by the companies with respect to any Level I Acquisition, when added to all other Level I Acquisitions during any four (4) consecutive fiscal quarters, does not exceed the Level I Acquisition Limit.

(b) Notwithstanding the limitations set forth in subpart (iv) of Subsection 3D.01.2 above, Borrower may effect the Permitted Acquisitions so long as the conditions set forth in subparts (i), (ii) and (iii) of such Subsection 3D.01.2 are satisfied.”

(G) Subsection 4B of the Credit Agreement shall be amended by inserting the following Subsections at the end thereof:

“4B.11 —TRUE AND COMPLETE DISCLOSURE — All factual information heretofore or contemporaneously furnished by or on behalf of Guarantor, Borrower or any of the Subsidiaries in writing to Bank for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the financial projections is, and all other such factual information hereafter furnished by or on behalf of such person in writing to Bank in respect of this Agreement or any other Related Writing will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. As of the date hereof, there is no fact known to Borrower which has, or could reasonably be expected to have, a Material Adverse Effect which has not theretofore been disclosed in writing to Bank.

4B.12 — NO MATERIAL ADVERSE EFFECT — Since June 30, 2001, there has been no change in the business, operations, property, assets, prospects, liabilities or condition (financial or otherwise) of either Borrower or Guarantor and its respective Subsidiaries taken as a whole, except for changes, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.”

(H) Section 5A of the Credit Agreement shall be amended by deleting subsections 5A.04 and 5A.05 and inserting in lieu thereof the following:

“5A.04 — CROSS-DEFAULT — If either Borrower’s payments on indebtedness for borrowed money (regardless of maturity) or any of its payments on Funded Indebtedness shall be or become “in default” (as defined below) EXCEPT only if the aggregate unpaid principal balance of all such indebtedness in default for any Borrower does not exceed five million dollars ($5,000,000) at any one time outstanding. In this subsection, in default means that (a) there shall have occurred (or shall exist) in respect of the indebtedness in question (either as in effect at the date of this Agreement or as in effect at the time in question) any event, condition or other thing which constitutes, or which with the giving of notice or the lapse of any applicable grace period or both would constitute, a default which accelerates the maturity of any such indebtedness; or (b) any such indebtedness (other than any payable on demand) shall not have been paid in full at its stated maturity; or (c) any such indebtedness payable on demand shall not have been paid in full within ten (10) Banking Days after any actual demand for payment.

5A.05. BORROWER’S AND GUARANTOR’S SOLVENCY – If (a) either Borrower or Guarantor shall discontinue operations, or (b) either Borrower or Guarantor shall commence any Insolvency Action of any kind or admit (by answer, default or otherwise) the Material allegations of, or consent to any relief requested in, any Insolvency Action of any kind commenced against such party by its creditors or any thereof, or (c) any creditor or creditors shall commence against either Borrower or Guarantor any Insolvency Action of any kind which shall remain in effect (neither dismissed nor stayed) for sixty (60) consecutive days.

5A.06. MATERIAL ADVERSE EFFECT — There shall have occurred a change in the business, operations, property, assets, prospects, liabilities or condition (financial or otherwise) of either Borrower or Guarantor and its respective Subsidiaries taken as a whole that has had or that could reasonably be expected to have a Material Adverse Effect.”

(I) Subsection 8.03 of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

“8.03. BENEFIT OF AGREEMENT — (a) Successors and Assigns Generally — This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided, that no Borrower may assign or transfer any rights or obligations hereunder without the prior written consent of Bank. Bank may assign the Subject Loan and its rights and obligations hereunder with the prior written consent of Borrower, provided, that upon the assignment of all of its rights and obligations, the term “Bank” shall mean the assignee thereof.

(b) Participations — Notwithstanding the foregoing, Bank may at any time grant participations in any of its rights hereunder or under the Subject Note to any person, provided that in the case of any such participation,

(i)	the participant shall not have any rights under this Agreement or any of the other Related Writing, including rights of consent, approval or waiver (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto);

(ii)	Bank’s obligations under this Agreement shall remain unchanged;

(iii)	Bank shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iv)	Bank shall remain the holder of the Subject Note for all purposes of this Agreement; and

(v)	Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement, and all amounts payable by Borrower hereunder shall be determined as if Bank had not sold such participation, except that the participant shall be entitled to the benefits of subsections 2.05 and 2.06 of this Agreement to the extent that Bank would be entitled to such benefits if the participation had not been entered into or sold.”

(c) Joint and Several Obligations — All references to the obligations, covenants and representations and warranties of Borrower shall, unless otherwise expressly indicated, mean the joint and several obligations, covenants and representations and warranties of ONMS and LLC.”

(J) Section 9 of the Credit Agreement shall be amended by:

(a) deleting the definition of “Level I Acquisition Limit” and substituting in lieu thereof the following:

“Level I Acquisition Limit” shall mean Fifteen Million Dollars ($15,000,000);

(b) deleting the definition of “Level II Acquisition Limit” and “Level II Acquisition” in its entirety; and

(c) inserting the following definitions in alphabetical order:

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any person, or any business or division of any person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any person, or (c) the acquisition of another person (other than a Subsidiary) by a merger of consolidation or any other combination with such person.

“Applicable Margin” shall have the meaning provided in subsection 2.04.

“Eurodollar Loan” shall mean the Subject Loan when bearing interest at the rate provided in subsection 2.04(b).

“Eurodollar Rate” shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum which appears on page 3750 of the Telerate Screen for a Eurodollar Loan (or on any successor or substitute page, or on any electronic publication of a recognized service organization providing comparable rate quotations, in any case as determined from time to time by Bank) for deposits of $1,000,000 in same day funds for a maturity corresponding to such Interest Period as of 11:00 A.M. (London time) on the date which is two Banking Days prior to the commencement of such Interest Period, divided (and rounded upward to the nearest 1/16th of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets which may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). In the event that such rate is not available at such time for any reason, the rate referred to in clause (i) above shall be the interest rate per annum equal to the average (rounded upward to the nearest 1/16th of 1% per annum), of the rate per annum at which Dollar deposits of $1,000,000 for a maturity corresponding to the Interest Period are offered to prime banks in the London interbank Eurodollar market, determined as of 11:00 A.M. (London time) on the date which is two Banking Days prior to the commencement of such Interest Period.

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by Bank from three Federal Funds brokers of recognized standing selected by Bank.

“Fourth Amendment Effective Date” shall mean September 30, 2001.

“Guarantor” means Oglebay Norton Company (f/k/a Oglebay Norton Holding Company), an Ohio corporation.

“Interest Period” with respect to any Eurodollar Loan shall mean the interest period applicable thereto, as determined pursuant to subsection 2.03.

“Leverage Ratio” shall have the meaning provided in Exhibit A.

“Material Adverse Effect” shall mean any or all of the following: (i) any material adverse effect on the business, operations, property, prospects, assets, liabilities or condition (financial or otherwise) of, when used with reference to Guarantor, each Borrower, or Guarantor together with its Subsidiaries, taken as a whole, or when used with respect to either Borrower, that Borrower and its Subsidiaries taken as a whole, or when used with reference to any other person, such person and its Subsidiaries, taken as a whole, as the case may be; (ii) any material adverse effect on the ability of each Borrower or Guarantor to perform its obligations under this Agreement, the Guaranty or any other Related Writing to which it is a party; (iii) any material adverse effect on the ability of each Borrower or Guarantor to pay their liabilities and obligations as they mature or become due; or (iv) any material adverse effect on the validity, effectiveness or enforceability, as against any Borrower, of this Agreement or any of the Related Writing to which it is a party or, as against Guarantor, of the Guaranty and or of the Related Writing to which it is a party.

“Prime Rate” shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greater of (i) the rate of interest established by Bank at its principal office, from time to time, as its prime rate, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; and (ii) the Federal Funds Effective Rate in effect from time to time plus 1/2 of 1% per annum.

“Prime Rate Loan” shall mean the Subject Loan when bearing interest at the rate provided in subsection 2.04(a).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Seaworthiness Directives and Bulletins” shall mean all regulations and requirements issued by the U.S. Coast Guard and in effect from time to time that are applicable to any vessel owned by Borrower.

3. Representations and Warranties.

(A) Each Borrower hereby represents and warrants to Banks that all representations and warranties set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects, and that this Agreement has been executed and delivered by a duly authorized officer of each Borrower and constitutes the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its respective terms.

(B) The execution, delivery and performance by each Borrower of this Agreement and its performance of the Credit Agreement has been authorized by all requisite corporate action and will not (1) violate (a) any order of any court, or any rule, regulation or order of any other agency of government, (b) the Articles of Incorporation, the Code of Regulations or any other instrument of corporate governance of such Borrower, or (c) any provision of any indenture, agreement or other instrument to which such Borrower is a party, or by which such Borrower or any of its properties or assets is or may be bound; (2) be in conflict with, result in a breach of or constitute, alone or with due notice or lapse of time or both, a default under any indenture, agreement or other instrument referred to in (1)(c) above; or (3) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever.

4. Conditions Precedent.

This Agreement shall become effective when the following conditions precedent have been met:

(A) Borrower shall have caused Guarantor to execute and deliver to Bank a certificate confirming its obligations under the Guaranty (as defined in the Credit Agreement) in the form attached hereto as Exhibit D (the “Confirmation”).

(B) Each Borrower’s secretary shall have certified to Bank (i) a copy of resolutions duly adopted by such Borrower’s board of directors in respect of this Agreement, (ii) true and correct copies of such Borrower’s current Articles of Incorporation, Bylaws, Code of Regulations or any other instrument of corporate governance of such Borrower, (iii) the names and true signatures of the officers of Borrower authorized to sign this Agreement on behalf of such Borrower, (iv) that no “Event of Default” or “Default Under This Agreement” (as those terms are defined in the Credit Agreement) exists, (v) that the representations and warranties contained in the Credit Agreement are true and correct in all material respects as though made on the date hereof, and (vi) that each Borrower is in compliance with the covenants contained in the Credit Agreement.

(C) Borrower shall have caused Guarantor’s secretary to certify to Bank (i) a copy of resolutions duly adopted by Guarantor’s board of directors in respect of the Confirmation, (ii) true and correct copies of its current Articles of Incorporation and Code of Regulations, and (iii) the names and true signatures of the officers of Guarantor authorized to sign the Confirmation on behalf of Guarantor.

(D) There shall have occurred no change in the business, property, prospects, condition (financial or otherwise) or results of operations of the Borrower and the Subsidiaries which could reasonably be expected to result in a Material Adverse Effect.

(E) Borrower shall have delivered certificates of good standing for each Borrower and Guarantor issued by the Secretary of State of the State of Delaware.

(F) Bank shall have received certificates of insurance as to the Borrower naming Bank as loss payee and additional insured.

(G) Borrower shall have delivered or caused to be delivered such other documents as Bank may reasonably request.

5. Miscellaneous.

(A) This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without reference to principles of conflict of laws. Borrower, on a joint and several basis, agrees to pay to Bank at the time this Agreement is executed and delivered by Bank an amendment fee in an aggregate amount equal to $40,000 immediately after this Agreement is executed and delivered by Bank, and to pay on demand all costs and expenses of Bank, including reasonable attorneys’ fees and expenses, in connection with the preparation, execution and delivery of this Agreement.

(B) Each Borrower acknowledges and agrees that, as of the date hereof, all of such Borrower’s outstanding loan obligations to Bank under the Credit Agreement and the Related Writings are owed without any offset, deduction, defense or counterclaim of any nature whatsoever, and such Borrower hereby waives any such offset, deduction, defense and counterclaim of any nature whatsoever with respect thereto.

(C) This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

6. Waiver.

Subject to the conditions set forth in Section 4 of this Amendment, the Bank hereby waives the Borrower’s failure to cause Guarantor to comply with the financial covenants set forth in Sections 5.7(a), (b) and (c) of Exhibit A to the Credit Agreement, which are referred to in subsection 3B(a) of the Credit Agreement, during the period from September 30, 2001 through and including December 28, 2001. Such waiver shall apply only to the Guarantor’s compliance with such financial covenants during the period set forth in the immediately preceding sentence and not to any other date or period and not to any other covenants and agreements contained in the Credit Agreement or the other Related Writings.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ON MARINE SERVICES COMPANY

/s/ John N. Lauer
By:	John N. Lauer
Title:	Chairman

OGLEBAY NORTON MARINE SERVICES COMPANY L.L.C.

/s/ John N. Lauer
By:	John N. Lauer
Title:	Chairman

NATIONAL CITY BANK

/s/ Janice E. Focke
By:	Janice E. Focke
Title:	Senior Vice President